Exhibit 5.2
October 25, 2010
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
The Manitoba Securities Commission
Ontario Securities Commission
Authorité des marchés financiers
New Brunswick Securities Commission
Nova Scotia Securities Commission
Superintendent of Securities, Prince Edward Island
Securities Commission of Newfoundland
Superintendent of Securities, Northwest Territories
Superintendent of Securities, Yukon Territory
Registrar of Securities, Nunavut
Dear Sirs/Mesdames:
Re: The Toronto-Dominion Bank
We refer to the Short Form Base Shelf Prospectus of The Toronto-Dominion Bank (the “Bank”) dated October 25, 2010 relating to the offering of up to $10,000,000,000 Debt (subordinated indebtedness), Common Shares, Class A First Preferred Shares and Warrants to Purchase Preferred Shares (the “Prospectus”).
We consent to being named in the Prospectus and to the use, through incorporation by reference in the Prospectus, of our report dated December 2, 2009 to the shareholders of the Bank on the following consolidated financial statements:
Consolidated balance sheet as at October 31, 2009 and 2008;
Consolidated statements of income, changes in shareholders’ equity, comprehensive income, and cash flows for the two years then ended.
We report that we have read the Prospectus and all information specifically incorporated by reference therein and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the consolidated financial statements upon which we have reported or that are within our knowledge as a result of our audits of such consolidated financial statements.
This letter is provided solely for the purpose of assisting the securities regulatory authorities to which it is addressed in discharging their responsibilities and should not be used for any other purpose. Any use that a third party makes of this letter, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this letter.
Yours faithfully,
/s/ Ernst & Young LLP
Chartered Accountants
Licensed Public Accountants

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